                                                                     EXHIBIT 2.1



                            ______________________



                         SECURITIES PURCHASE AGREEMENT

                                 BY AND AMONG

                              COOKIES USA, INC.,

               THE INDIVIDUALS AND ENTITIES IDENTIFIED HEREIN AS
                                  THE SELLERS

                                      AND

                      MRS. FIELDS' ORIGINAL COOKIES, INC.


                                  DATED AS OF

                                AUGUST 13, 1998



                            ______________________

                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------

          SECURITIES PURCHASE AGREEMENT, dated as of July 30, 1998, by and among Cookies USA, Inc., a Delaware corporation (the "Company"), the Sellers (as hereinafter defined) and Mrs. Fields' Original Cookies, Inc., a Delaware corporation ("Buyer").

          WHEREAS, the individuals and entities identified on Annex A hereto (the "Sellers") own in the respective amounts indicated thereon (i) all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), (ii) all of the outstanding shares of the Junior Class A Preferred Stock of the Company and the Junior Class B Preferred Stock of the Company (together, the "Junior Preferred Stock"), (iii) all of the outstanding shares of the Senior Convertible Preferred Stock of the Company (the "Senior Preferred Stock"), and (iv) all of the outstanding $10 million aggregate principal amount of the Senior Subordinated Notes of the Company (the "Senior Subordinated Notes" and, together with the Company Common Stock, the Junior Preferred Stock and the Senior Preferred Stock, the "Company Securities");

          WHEREAS, the Company owns all of the outstanding shares of common stock (the "Subsidiary Common Stock"), no par value, of Great American Cookie Company, Inc., a Delaware corporation (the "Subsidiary"); and

          WHEREAS, Buyer desires to purchase, and the Sellers desire to sell to Buyer, all of the Company Securities owned by them upon the terms and conditions hereinafter set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                      SALE OF STOCK AND TERMS OF PAYMENT
                      ----------------------------------

          I.1  The Sale. Upon the terms and subject to the satisfaction of the
               --------
conditions contained in this Agreement, at the Closing (as hereinafter defined), each Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from such Seller, free and clear of all Liens (as hereinafter defined), all of the shares and/or principal amount of Company Securities owned by such Seller. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date, any Seller may transfer all or part of the Company Securities owned by such Seller, subject to all of such Sellers' rights and obligations under this Agreement, to any other Seller. Each Seller agrees to give prompt written notice (which in no event shall be later than two business days before the Closing) to Buyer of any such transfer of Company Securities.

          I.2  Consideration.
               -------------

          (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and subject to adjustment as set forth in Sections 1.2(b) and 1.2(c), in consideration of the aforesaid sale, assignment, transfer and delivery of the Company Securities, at the Closing Buyer will pay or cause to be paid to the respective Sellers the following amounts, in each case allocated among the holders of each class of the Company Securities on a pro rata basis as of the Closing Date (as hereinafter defined):

               (i) $10,000,000 in the aggregate for all of the outstanding Senior Subordinated Notes, plus the aggregate amount of any accrued but unpaid interest thereon through the Closing;

               (ii) $5,150,000 in the aggregate for all shares of the Senior Preferred Stock outstanding on the Closing Date (including all accrued but unpaid dividends);
               (iii) in the aggregate for all shares of the Junior Preferred Stock outstanding on the Closing Date (including all accrued but unpaid dividends); and

               (iv) $0 for all shares of the Company Common Stock outstanding on the Closing Date.

          (b) In the event that the aggregate amount of all Expenses (as hereinafter defined) shall exceed $200,000, in addition to any other adjustment required by this Section 1.2, the consideration payable pursuant to Section 1.2(a) shall be reduced by 100% of such excess. For purposes of this Agreement, "Expenses" shall include all professional fees and expenses paid or payable by the Company in connection with this Agreement and the transactions contemplated hereby, including without limitation those expenses of the Sellers contemplated to be paid by the Company pursuant to Section 5.6, it being agreed that "Expenses" shall not include the fees and expenses of Price Waterhouse LLP, legal and accounting expenses incurred in the ordinary course of business, expenses actually paid on or prior to March 29, 1998 and the Company's share of the HSR Act fee payable pursuant to Section 5.1.

          (c) By a written notice from any Seller to Buyer on or prior to the Closing Date, such Seller may elect to reallocate the aggregate payments to be received by such Seller pursuant to Sections 1.2(a)(ii), 1.2(a)(iii) and 1.2(a)(iv), or elect to apply such payments against any adjustments pursuant to
Section 1.2(b), among the different classes of Company Securities to be purchased pursuant to such Sections. In the absence of any such notice, any adjustments pursuant to Section 1.2(b) shall be applied to reduce payments under
Section 1.2(a)(iii).

          I.3 The Sellers' Releases. (a) Each Seller hereby confirms and agrees
              ---------------------
that, effective upon such Seller's receipt of the consideration payable to such Seller pursuant to Section 1.2, any and all claims such Seller or any of its partners, trustees, beneficiaries, shareholders, affiliates, directors or officers may have against the Company, the Subsidiary and their respective shareholders, affiliates, directors and officers as of the Closing Date will be deemed fully discharged and released. Without limiting the foregoing, the claims so released include without limitation any claims under any employment or bonus agreement, any franchise agreement, any license agreement or any other Affiliated Arrangement (as hereinafter defined), and any claims in respect of any failure to timely pay dividends or interest or to perform covenants, or any options or other rights to acquire securities of the Company or the Subsidiary (the "Options"), but do not include any of the rights of Sellers pursuant to Section 1.4 or statutory indemnification rights or contractual indemnification rights under agreements that are identified on Schedule 1.3.

          (b) TJC Management Corp. hereby waives its right to receive any payment under the Management Agreement, including any fee accrued on the Company's balance sheet as of June 30, 1998.

          I.4  Other Matters.  Buyer hereby agrees that, in the event the
               -------------
Closing shall occur, Buyer shall (a) as of the Closing Date, cede to Messrs. Coles and Karp the Subsidiary's rights to purchase Atlanta Braves tickets provided that Messrs. Coles and Karp pay for any tickets which the Subsidiary has committed to purchase as of such date as and when any such payments are due,
(b) permit Messrs. Coles and

Karp to continue at their respective expense (including for these purposes insurance and administrative costs) their participation in the Subsidiary's health insurance program, subject to Buyer's right to provide such coverage under Buyer's health insurance program until November 30, 1998, (c) permit Messrs. Coles and Karp to each receive Great American cookies without charge in accordance with past practice, provided that as to cookies obtained from any store other than the GACC stores at Cumberland Mall in Atlanta, Georgia, at Town Center at Cobb in Kennesaw, Georgia, at Perimeter Mall in Atlanta, Georgia and at Sarasota Square in Sarasota, Florida, cookies must be purchased by Messrs. Coles and Karp and store receipts must be promptly provided to Mrs. Fields in order for reimbursement to be received, (d) grant to Messrs. Coles and Karp a right of first refusal to purchase for cash the Subsidiary's batter facility (exclusive of all equipment and furnishings and otherwise "as is, where is") should the Subsidiary determine to sell such facility within the two year period following the Closing, such right to be exercisable for 60 days following Messrs. Coles' and Karp's receipt of notice of a proposed sale of such facility to a third party but only on the same terms and subject to the same conditions as offered by such third party and subject to the further covenant by Messrs. Karp and Coles that they shall not use the batter facility in connection with any business, individual, partnership, firm, corporation or other entity which is engaged, directly or indirectly, in a business that is in competition with Buyer, and (e) pay to David Barr any and all amounts owing to him pursuant to any and all agreements set forth on 3.16(k) in effect immediately prior to the Closing.

          I.5  Warrants. The Company and the Sellers other than Messrs. Coles
               --------
and Karp shall take such action as shall be necessary under the governing agreements to cause all of the Warrants to be cancelled on the Closing Date. Buyer shall assist and cooperate, and shall cause its financial advisors to assist and cooperate, with the Company and the Sellers with respect to the foregoing matters.

                                  ARTICLE II

                          THE PRE-CLOSING AND CLOSING
                          ---------------------------

                II.1  Time and Place of Pre-Closing and Closing.
                      -----------------------------------------

          (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the pre-closing of the transactions contemplated by this Agreement (the "Pre-Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M. (local time) on the date on which Buyer executes the purchase agreements (the "Financing Agreements") pursuant to which Buyer is obtaining financing (the "Financing"), or at such other place or time as the parties may agree. At the Pre-Closing, the parties will deliver into an escrow (the "Pre-Closing Escrow") the various documents to be delivered at the Closing, with documents to be delivered by Sellers or the Company to be held Mayer, Brown & Platt and with documents to be delivered by Buyer to be held by counsel to Buyer. The date and time at which the Pre-Closing actually occurs is hereinafter referred to as the "Pre-Closing Date."

          (b) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M. (local time) on the date on which the closing occurs under the Financing Agreements, or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date." For accounting purposes only, the transactions contemplated by this Agreement will be deemed to have occurred on June 30, 1998.

          II.2  Deliveries by the Sellers and the Company . (a) In the event
                -----------------------------------------
that each of the conditions to the Sellers' obligations to close hereunder are met as of the Pre-Closing Date, each Seller hereby authorizes Mayer, Brown & Platt to cause to be delivered into the Pre-Closing Escrow the following documents in respect of such Seller that are being delivered as of the date hereof to Mayer, Brown & Platt (the "Escrowed Seller Documents"): the certificate or certificates representing the Company Securities set forth beside the name of such Seller on Annex A hereto, duly executed in blank or accompanied by duly executed instruments of transfer, and any other documents (including without limitation written releases from First Na-tional Bank of Boston) that are necessary to transfer to Buyer good, valid and marketable title to such Company Securities, free and clear of any lien, charge, security interest, pledge, mortgage, encumbrance, claim, option, limitation or restriction of any kind (collectively, "Liens"), with all necessary transfer tax stamps affixed or accompanied by evidence that all securities transfer taxes have been paid.

          (b) At the Pre-Closing, the Company will deliver or cause to be delivered into the Pre-Closing Escrow the following (the "Escrowed Company Documents"):

               (i) the stock book, stock ledger, minute book and corporate seal of each of the Company and the Subsidiary;

               (ii) resignations effective as of the Closing Date from all directors and officers of the Company and the Subsidiary;

               (iii) such documents as are reasonably requested by Buyer to implement the Financing and the Senior Note Tender Offer (as hereinafter defined);

               (iv) executed Settlement Agreement and Releases in the form of Annex B hereto from franchisees of the Subsidiary and related investors sufficient to satisfy the Franchisee Condition (as hereinafter defined); and

               (v) such other documents, instruments and writings as are required to be delivered by the Company at or prior to the Closing Date pursuant to Section 6.2 or otherwise required in connection herewith.

          (c) The Company and each Seller hereby authorizes Mayer, Brown & Platt to cause to be delivered at the Closing the Escrowed Seller Documents and the Escrowed Company Documents in return for the Escrowed Buyer Documents (as hereinafter defined) and the wire transfers contemplated by Section 2.3(b).

          II.3  Deliveries by Buyer.
                -------------------

          (a) At the Pre-Closing, Buyer will deliver into the Pre-Closing Escrow such documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to Section 6.3 or otherwise required in connection herewith (the "Escrowed Buyer Documents").

          (b) At the Closing, Buyer shall deliver to the Sellers the Escrowed Buyer Documents and wire transfers of immediately available funds to such accounts of the Sellers which are designated in writing by each Seller at least two business days prior to the Closing in an amount representing the aggregate payments to be made pursuant to Section 1.2 in return for the Escrowed Seller Documents and the Escrowed Company Documents.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------
                                AND THE SELLERS
                                ---------------

          The Company makes to Buyer the representations and warranties set forth in Sections 3.1 to 3.24 and the Sellers severally but not jointly make to Buyer the representations and warranties set forth in Section 3.25.

          III.1  Organization; Qualification. The Company and the Subsidiary are
                 ---------------------------
each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have full corporate power and authority and possess all governmental franchises, licenses, permits, authorizations and approvals to enable them to use their corporate names and to own, lease, or otherwise hold their properties and to operate their properties and carry on their business as are now being conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of the Company or the Subsidiary (a "Material Adverse Effect"). The Company and the Subsidiary are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 sets forth, as of the date of this Agreement, each jurisdiction in which the Company and the Subsidiary are qualified to do business as foreign corporations. The Company has heretofore delivered to Buyer complete and correct copies of the Certificate of Incorporation and By-Laws of each of the Company and the Subsidiary as currently in effect and evidence of qualification to do business as a foreign corporation in each jurisdiction in which the Company or the Subsidiary are so qualified.

          III.2  The Company's Capitalization.
                 ----------------------------

          (a) The authorized capital stock of the Company consists of (i) 115,000 shares of Company Common Stock, of which 82,800 shares are issued and outstanding and no shares are held in treasury, (ii) 10,500 shares of Senior Preferred Stock, all of which are issued and outstanding, (iii) 2,500 shares of Junior Class A Preferred Stock, all of which are issued and outstanding, and
(iv) 750 shares of Junior Class B Preferred Stock, all of which are issued and outstanding. The Sellers own all of the issued and outstanding shares of Company Common Stock, Junior Preferred Stock and Senior Preferred Stock. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Other than as set forth in (i) the Company's Certificate of Incorporation and By-Laws as currently in effect, (ii) the Subscription and Stockholders Agreement, dated as of December 10, 1993, among the Company and certain of its stockholders, (iii) the Warrants, pursuant to which 7,200 shares of Company Common Stock are issuable (collectively, the "Capitalization Documents"), and (iv) the Options, pursuant to which 11,200 shares of Company Common Stock are issuable, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Company or, to the Company's knowledge, any Seller (including any right of conversion or exchange under any outstanding security or other instrument) of any class of capital stock of the Company or the payment of money based on the value of any class of capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company other than as set forth in the Capitalization Documents.

          (b) The authorized capital stock of the Subsidiary consists of 2,000 shares of the Subsidiary Common Stock, of which 210 are issued and outstanding and no shares are held in treasury. The Company owns all of the issued and outstanding shares of the Subsidiary Common Stock. All outstanding shares of the Subsidiary Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by the Subsidiary or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any class of capital stock of the Subsidiary. There are no outstanding contractual obligations of the Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Subsidiary.

          III.3  Title to Stock. The Sellers own the Company Securities, free
                 --------------
and clear of any Liens. At the Closing, Buyer will acquire good, valid and marketable title to the respective Company Securities sold by each Seller, free and clear of any Liens. The Company owns, and at the Closing will own, the Subsidiary Common Stock, free and clear of any Liens.

          III.4  Authority Relative to this Agreement. The Company has full
                 ------------------------------------
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding agreement of Buyer and each Seller, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          III.5  Subsidiaries and Equity Investments; Affiliates. Other than
                 -----------------------------------------------
the Subsidiary or as set forth on Schedule 3.5, the Company does not own or have any right to acquire at any time by any means, directly or indirectly, any interest or investment in any corporation, partnership, joint venture or other business association or entity.

          III.6  Consents and Approvals; No Violation. (a) Except as set forth
                 ----------------------
in Schedule 3.6(a), neither the execution and delivery of this Agreement by the Company nor the sale by the Sellers of the Company Securities pursuant to this Agreement will (i) conflict with or result in any breach of (with or without notice or lapse of time, or both) any provision of the Certificate of Incorporation or By-Laws of the Company or the Certificate of Incorporation or By-Laws of the Subsidiary, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect, (iii) result in a violation of or default under (with or without notice or lapse of time, or both) or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (other than with respect to any leases of real property or an interest therein (the "Leases"), to which this representation shall not apply) to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their assets may be bound, except for such defaults or rights of termination, cancellation or acceleration or Liens as to which requisite waivers or consents have been obtained or which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Subsidiary or any of their assets, which violation would reasonably be expected to have a Material Adverse Effect.

          (b) Except for the filings by the Company and Buyer required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as set forth in Schedule 3.6(b), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the consummation by the Company or the Sellers of the transactions contemplated hereby, other than such filings, registrations, authorizations consents or approvals which, if not obtained or made, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          III.7  Reports. The Subsidiary has filed, pursuant to the Securities
                 -------
Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) (the "SEC Documents") required to be filed by them with respect to the business and operations of the Subsidiary under each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, and all of the SEC Documents complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed. At the respective dates they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Subsidiary included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the period involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows of the Subsidiary as of the dates or for the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of certain footnote disclosures.


          III.8  Financial Statements. The Company has previously furnished to
                 --------------------
Buyer audited balance sheets of the Company and the Subsidiary as of June 29, 1997, June 30, 1996 and June 29, 1995 and the related audited statements of operations, changes in stockholders' equity and cash flows of the Company and the Subsidiary for the fiscal periods then ended, together with the respective reports thereon of Price Waterhouse LLP, the Company's and the Subsidiary's independent auditors. The Company has also furnished unaudited balance sheets of the Company and the Subsidiary for the fiscal quarters ended December 31, 1997 and March 29, 1998, togeth er with the related unaudited operations, changes in stockholders' equity and cash flows of the Company and the Subsidiary. The balance sheet of the Company as of March 29, 1998, together with the balance sheet of the Subsidiary as of March 29, 1998 are hereinafter referred to as the "Company Balance Sheets." Each of the balance sheets included in the financial statements referred to in this Section 3.8 (including the related notes thereto) presents fairly the financial position of the Company or of the Subsidiary as of their respective dates, and the other related statements included therein (including the related notes thereto) present fairly the results of operations, changes in financial position and cash flows for the periods then ended, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end adjustments and the absence of certain footnote disclosures. All such financial statements are or will be complete in all material respects and have been prepared from, and are in accordance with, the books of account and records of the Company and the Subsidiary. Since June 30, 1997, neither the Company nor the Subsidiary has made any change in its accounting practices or policies applied in the preparation of its financial statements.

          III.9  Undisclosed Liabilities. Except as set forth in Schedule 3.9,
                 -----------------------
neither the Company nor the Subsidiary has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by GAAP to be reflected in a corporate balance sheet or disclosed in the notes thereto, except for those that either (i) are accrued or reserved against in the Company Balance Sheets or disclosed in the notes thereto in accordance with GAAP or (ii) were incurred in the ordinary course of business consistent with past practice, whether before or after the date of the Company Balance Sheet. Neither the Company nor the Subsidiary is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any person, except for those that are accrued or reserved against in the Company Balance Sheets or disclosed in the notes thereto in accordance with GAAP. Schedule 3.9 sets forth the amounts of any accrued but unpaid interest and/or dividends on the Senior Notes or the Company Securities as of March 29, 1998.

          III.10  Absence of Certain Changes or Events.  Except (a) as set forth
                  ------------------------------------
in Schedule 3.10, or in the SEC Documents, and (b) as otherwise contemplated by this Agreement, since the date of the Company Balance Sheets there has not been:
(i) any Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any class of capital stock of the Company or of the Subsidiary, or any redemption or other acquisition by the Company or the Subsidiary of any shares of capital stock of the Company or the Subsidiary, or any payment by the Company or the Subsidiary to any Seller in its capacity as a stockholder; (iii) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (iv) any increase in the rate or terms of compensation or other benefits payable or to become payable by the Company or the Subsidiary to their directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with their customary practices; (v) any entry into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) by the Company or the Subsidiary, which is material to the Company or the Subsidiary, except (a) Leases and (b) agreements, commitments or transactions in the ordinary course of business or as contemplated herein; (vi) any change by the Company or the Subsidiary, in their respective accounting methods, principles or practices except as required by GAAP; or (vii) any sale, franchise, relocation or closure of any store of the Subsidiary. Since March 29, 1998, each of the Company and the Subsidiary has conducted its business in the ordinary course, consistent with past practice, and has made all reasonable efforts to preserve its relationships with customers, suppliers and others with whom it deals, the absence of which would be reasonably likely to have a Material Adverse Effect, and neither the Company nor the Subsidiary has taken any action that, if taken after the date hereof unless otherwise consistent with the transactions contemplated hereby, would constitute or result in a material breach of any of the covenants set forth herein.

          III.11  Personal Property.  Schedule 3.11 sets forth as of the date of
                  -----------------
this Agreement a complete and correct list of each item of machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by the Company or the Subsidiary having an original purchase cost or aggregate lease cost to the Company or the Subsidiary exceeding $25,000 (the "Machinery and Equipment"). Except as set forth on Schedule 3.11, the Company or the Subsidiary own outright and have good, valid and marketable title, free and clear of all Liens (other than Permitted Exceptions (as hereinafter defined)), to the Machinery and Equipment as owned by them and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Company Balance Sheets and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business consistent with past practice since the date of the Company Balance Sheets, except to the extent that any such failure to have good title would not, in the aggregate with any and all such failures, reasonably be expected to have a Material Adverse Effect. None of the Liens listed on Schedule 3.11 materially adversely affects the conduct of the business of the Company or the Subsidiary. Except as set forth in Schedule 3.11, each of the

Company and the Subsidiary holds good and transferable leaseholds in all of the Machinery and Equipment as leased by it, in each case under valid and enforceable leases. The Machinery and Equipment and other personal property now owned, leased, or used by the Company or the Subsidiary are sufficient and adequate to carry on their businesses as presently conducted and all items thereof are in good operating condition and repair (normal wear and tear excepted). Neither the Company nor the Subsidiary holds any personal property of any other person, firm or corporation pursuant to any consignment or similar arrangement.

          III.12  Real Property.
                  -------------

          (a) Schedule 3.12(a) sets forth a true and complete list of all real properties owned by the Company and the Subsidiary. The Company or the Subsidiary has good, valid and marketable title to all real properties shown in
Schedule 3.12(a). Other than as set forth on Schedule 3.12(a), none of the real properties owned by the Company or the Subsidiary is subject to any Liens (other than Permitted Exceptions), and none of such real properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially adversely affect the value thereof or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or the Subsidiary. All buildings, structures, improvements and fixtures owned by the Company or the

Subsidiary are in good operating condition and repair (normal wear and tear excepted).

          (b) Schedule 3.12(b) lists, as of the date of this Agreement, all Leases under which the Company or the Subsidiary is a lessee or lessor. Except as set forth in Schedule 3.12(b) or as may result from the consummation of the transactions contemplated hereby, all such Leases are valid, binding and enforceable obligations of the Company or the Subsidiary in accordance with their terms, and to the Company's and the Subsidiary's knowledge, are in full force and effect, there are no existing defaults by the Company or the Subsidiary thereunder, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder, except in each case for defaults which individually or in the aggregate would not have a Material Adverse Effect.

          III.13  Insurance.  All policies of fire, liability, workmen's
                  ---------
compensation and other forms of insurance owned or held by and insuring the Company or the Subsidiary are listed on Schedule 3.13. Except as set forth in
Schedule 3.13, all policies of fire, liability, workmen's compensation and other forms of insurance owned or held by and insuring the Company and the Subsidiary are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid

(other than retroactive premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Other than as set forth on Schedule 3.13, such policies are valid, outstanding and enforceable policies and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as described in Schedule 3.13, as of the date of this Agreement neither the Company nor the Subsidiary has been refused any insurance with respect to its assets or operations nor has their coverage been limited in any material respect by any insurance carrier to which either of them has applied for any such insurance or with which it has carried insurance during the last three years. The Company and the Subsidiary have heretofore made available to Buyer true and complete copies of all such policies.

          III.14  Environmental Matters.
                  ---------------------

          (a) Each of the Company and the Subsidiary is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Subsidiary of all permits and other governmental authorizations ("Environmental Permits") required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not reasonably be expected to have a Material Adverse

Effect. Other than as set forth on Schedule 3.14, since January 1, 1995, neither the Company nor the Subsidiary has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, alleging that the Company or the Subsidiary is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future in all material respects. All Environmental Permits and other governmental authorizations currently held by the Company and the Subsidiary pursuant to applicable Environmental Laws are identified in Schedule 3.14(a).

          (b) There is no Environmental Claim pending or threatened against the Company or the Subsidiary, or, to the best knowledge of the Company and the Subsidiary, against any person or entity whose liability for any Environmental Claim the Company or the Subsidiary has or may have retained or assumed either contractually or by operation of law, which would reasonably be expected to have a Material Adverse Effect.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or the Subsidiary, or to the best knowledge of the Company and the Subsidiary, against any person or entity whose liability for any Environmental

Claim the Company or the Subsidiary has or may have retained or assumed either contractually or by operation of law which would reasonably be expected to have a Material Adverse Effect.

          (d) The Company has delivered or otherwise made available for inspection to Buyer true, complete and correct copies and results of all "Phase One" reports relating to the Subsidiary's batter facility and any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or the Subsidiary pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or the Subsidiary, or regarding the Company's or the Subsidiary's compliance with applicable Environmental Laws.

          (e)  Definitions.
               -----------

               (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or the Subsidiary, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

               (iii) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ' 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               (iv) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          III.15  Labor Matters.
                  -------------

          (a) (i) There is no labor strike, dispute, or work stoppage or lockout actually pending or, to the Company's or the Subsidiary's knowledge, threatened, against or affecting the Company and the Subsidiary, and since January 1, 1995 there has not been any such action; (ii) to the Company's and the Subsidiary's knowledge, no union organizational campaign is in progress with respect to the employees of the Subsidiary; (iii) the Company and the Subsidiary are in compliance in all material respects with all laws applicable to the Company and the Subsidiary with respect to employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; and (iv) there is no charge, complaint or other proceeding involving the Company or the Subsidiary or, to the Company's or the Subsidiary's knowledge, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

          (b) Neither the Company nor the Subsidiary is a party to any labor union or collective bargaining agreement.

          (c) Neither the Company nor the Subsidiary has any liability under the Worker Adjustment and Retraining Act or any similar state law relating to employment termination in connection with a mass layoff or plant closing ("WARN").

          III.16  ERISA; Benefit Plans.
                  --------------------

          (a) Schedule 3.16(a) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase and deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being herein referred to as "Benefit Plans") maintained, or contributed to, by the Company, the Subsidiary or any entity that is treated as under common control with the Company or the Subsidiary under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of, or relating to, any employees or former employees of the Company or the Subsidiary. The Company has delivered to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial evaluations, (iv) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), including Schedule A and Schedule B thereto, (v) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code. Except as disclosed in Schedule 3.16(b)(i), all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as disclosed in Schedule 3.16(b)(ii), there are no investigations by any governmental agency, termination proceedings or other claims (except for benefits payable in the normal operation of the Benefit Plans), suits or proceedings or against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could reasonably give rise to any material liability and, to the Company's and the Subsidiary's knowledge, there are no facts that could reasonably give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (c) Except as disclosed in Schedule 3.16(c), all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans have been timely made.

          (d) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan and that could subject the Company or the Subsidiary or any of their employees or, to the Company's and the Subsidiary's knowledge, a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA. None of the Company, the Subsidiary or any trust-ee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company or the Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. No liability under Title IV of ERISA has been incurred by the Company, the Subsidiary or their affiliates within six years prior to the date hereof that has not been satisfied in full, and no condition exists that presents a material risk of incurring such liability.

          (e) Except as disclosed in Schedule 3.16(e), at no time within the five years preceding the Closing Date has either of the Subsidiary or the Company been required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any multiemployer plan.

          (f) Neither the Company nor the Subsidiary contributes to a Pension Plan that is subject to Section 302 of ERISA or Section 412 of the Code.

          (g) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.16(g), (1) no such Benefit Plan is funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, and (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

          (h) Neither the Company nor the Subsidiary has incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA. Except as set forth in Schedule 3.16(h), the Internal Revenue Service has issued a letter for each Benefit Plan determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification.

          (i) Except as set forth in Schedule 3.16(i), neither the Company, the Subsidiary nor any of their affiliates maintains or contributes to, or has any liability (fixed, contingent or otherwise, under any current or former plan) for, medical, health or life insurance benefits for terminated employees of the Company or the Subsidiary or for present employees of the Company or the Subsidiary after termination of their employment (other than any such welfare benefits provided pursuant to Code Section 4980B or ERISA Sections 601-608).

          (j) Schedule 3.16(j) contains a true and complete list, as of the date of this Agreement, showing the names of all employees who during the last fiscal year received, or in the current fiscal year are expected to receive, compensation

(including commissions and bonuses) in excess of $50,000. Except as disclosed on
Schedule 3.16(j), neither the Company nor the Subsidiary has agreed to increase the salary payable to any employee listed on Schedule 3.16 by more than five percent.

          (k) The Company has made available to Buyer true and complete copies of all contracts, agreements, plans or arrangements covering any employee or former employee of the Company or the Subsidiary with "change of control" or similar provisions or providing for "stay on" bonuses or severance payments (each, a "Change of Control Arrangement"). No Change of Control Arrangement individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (l) Except as disclosed in Schedule 3.16(l) or as a result of the transactions contemplated hereby, there has been no amendment to or announcement by the Company, the Subsidiary or any of their affiliates relating to a change in employee participation or coverage or benefits under any Benefit Plan that is reasonably expected to increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect thereof for the fiscal year ended June 29, 1997.

          III.17  Certain Contracts and Arrangements.  (a)  Schedule 3.17(a)
                  ----------------------------------
sets forth, as of the date of this Agreement, a true and complete list of all contracts to which the Company or the Subsidiary is a party relating to the business or assets of the Company or the Subsidiary (except, with respect to clauses (ii) and (iv) below, any of the foregoing calling for aggregate payments of less than $50,000), including, without limitation, all written or oral, express or implied (i) contracts not made in the ordinary course of business consistent with past practice; (ii) purchase, supply and customer contracts;
(iii) contracts relating to the borrowing of money or for lines of credit; (iv) contracts involving leases and subleases of real or personal property; (v) contracts for the sale of any assets other than in the ordinary course of business consistent with past practice or for the grant of any options or preferential rights to purchase any assets, property or rights; (vi) contracts granting any power of attorney with respect to the affairs of either the Company or the Subsidiary; (vii) suretyship contracts, working capital maintenance or other forms of guaranty contracts; (viii) contracts limiting or restraining the Company or the Subsidiary from engaging or competing in any lines of business or with any person, firm, or corporation; (ix) partnership and joint venture contracts; (x) employment contracts; (xi) indentures, mortgages, notes, installment obligations, or other instruments relating to the borrowing of money in excess of $50,000 by the Company or the Subsidiary; (xii) contracts which have remaining terms, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or the Subsidiary and provide for aggregate payments in excess of $50,000; (xiii) franchise contracts; and
(xiv) all amendments, modifications, extensions or renewals of any of the foregoing. To the knowledge of the Company and the Subsidiary, each of such contracts is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.

          (b) Except as set forth on Schedule 3.17(b), the Company and the Subsidiary have performed all obligations required to be performed by them to date under, and are not in default in respect of, any of such contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default other than defaults which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on
Schedule 3.17(b), no other party to any such contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default other than defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer or its representatives true and complete originals, copies or accurate summaries of all such contracts.

          III.18  Intellectual Property.  Schedule 3.18 sets forth a true and
                  ---------------------
and complete list of all material patents, trademarks (registered or unregistered), trade names (registered or unregistered), service marks (registered or unregistered), registered copyrights and computer software applications (excluding noncritical, uncustomized shrink-wrap or off-the-shelf software) owned or used by or licensed to the Company or the Subsidiary, and all license agreements related thereto to which the Company or the Subsidiary is a party (collectively, the "Intellectual Property"), and, with respect to trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for by the Company or the Subsidiary and all corresponding registration and application numbers. Except as disclosed on
Schedule 3.18 or as provided in any agreement listed on Schedule 3.18, each of the Company and the Subsidiary owns or has the right to use, without payment to any other party, the Intellectual Property used in or necessary for the conduct of its business and the consummation of the transactions contemplated hereby will not, by itself, materially alter or impair any such rights. Except as disclosed on Schedule 3.18, all Intellectual Property owned or used by the Company and the Subsidiary is free and clear of all Liens arising through actions of the Company or the Subsidiary. Except as disclosed on Schedule 3.18, to the knowledge of the Company and the Subsidiary, no material claims or other proceedings are pending or threatened against the Company or the Subsidiary by any third party person or entity with respect to the ownership, validity, enforceability or the right to use any Intellectual Property.

          III.19  Customers, Suppliers and Competitors.  Schedule 3.19 sets
                  ------------------------------------
forth a complete and correct list of (a) the ten largest suppliers of the Subsidiary by dollar volume for the latest fiscal year, (b) the ten largest franchisees of the Subsidiary by dollar volume of royalties paid to the Subsidiary for the latest fiscal year and (c) all suppliers or franchisees who since June 29, 1997 have terminated any agreement, contract or other arrangement with the Subsidiary or with whom the Subsidiary has terminated any agreement, contract or other arrangement resulting in aggregate payments in any fiscal year in excess of $50,000, in each case with or without cause, prior to the stated expiration thereof. Except as disclosed in
Schedule 3.19, since January 1, 1998, the Subsidiary has not at any time delivered to, or received from, any supplier or franchisee any formal notice or written allegation of a default or breach with respect to any agreement, contract or other arrangement, and none of such suppliers or franchisees has delivered any formal notice stating its intention to terminate or change significantly its relationship with the Subsidiary.

          III.20  Legal Proceedings, etc.  Except as set forth in Schedule 3.20,
                  -----------------------
there are no claims, actions, or proceedings pending, or investigations pending or, to the knowledge of the Company and the Subsidiary, threatened, against or relating to the Company or the Subsidiary before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which (a) relate to or involve more than $50,000, (b) seek any injunctive relief, or (c) relate to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.20, neither the Company nor the Subsidiary is in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to the Company or the Subsidiary.

          III.21  Tax Matters.  All material tax and information returns,
                  -----------
reports
and other documents required to have been filed by the Company and the Subsidiary (either separately or as part of a consolidated, unitary, combined or similar group) with the United States, any state and local governmental authority and any foreign jurisdiction ("Returns") have been duly and timely filed, and each such Return is accurate and complete in all material respects. Copies of Returns for the fiscal years ended June 29, 1997, June 30, 1996 and June 29, 1995 which relate to the income of the Company and the Subsidiary have been made available to Buyer or its representatives, and such copies are accurate and complete in all material respects as of the date hereof. The Company has also made available to Buyer correct and complete copies of all material notices and correspondence sent or received since January 1, 1995 by the Company or the Subsidiary to or from any federal, state, local or foreign tax authorities. Except as set forth in Schedule 3.21, each of the Company and the Subsidiary has paid in full all income, franchise, business, property, sales, use, value-added, withholding, payroll, excise, capital and other taxes shown to be due and payable on said Returns, and all penalties, assessments or deficiencies of every nature and description incurred with respect to such taxes, except to the extent that the Company or the Subsidiary, as the case may be, has established on its books appropriate reserves for such amounts in accordance with GAAP. The United States federal and state income tax Returns of the Company and the Subsidiary (or such Returns for the consolidated group of which the Company and the Subsidiary is a member) have been audited, and the audits thereof completed or the statute of limitations has run, for all years through 1993. Except as set forth on Schedule 3.21, neither the Company nor the Subsidiary has received any notice of deficiency or assessment from any taxing authority with respect to liabilities for taxes of the Company or the Subsidiary which have not been fully paid or finally settled, and any such deficiencies have been paid or are being contested in good faith and have been adequately reserved. Except as set forth in Schedule 3.21, neither the Company nor the Subsidiary is a party to any agreement with respect to the sharing or allocation of taxes or tax costs. There are no liens for any material amount of federal, state, local or foreign taxes upon the property or assets of the Company or the Subsidiary, except liens for taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth on Schedule 3.21, there are no outstanding waivers or comparable consents given by the Company or the Subsidiary regarding the application of the statute of limitations with respect to any federal, state, local or foreign taxes or Returns. Except as set forth on
Schedule 3.21, no power of attorney has been granted by the Company or the Subsidiary with respect to any matter relating to federal, state, local or foreign taxes that is currently in force. Except as set forth on Schedule 3.21, neither the Company nor the Subsidiary has been a member of any other consolidated, unitary, combined or similar group for federal, state, local or foreign tax purposes for any taxable period for which the statute of limitations has not yet expired.

          III.22  Arrangements with Directors, Officers and Affiliates.  Except
                  ----------------------------------------------------
for the agreements and other arrangements disclosed in Schedule 3.22 (the "Affiliate Arrangements"), as of the date hereof, there are no agreements or other arrangements between the Company or the Subsidiary, on the one hand, and any director, officer, employee, stockholder or other affiliate, as defined in Rule 405 under the Securities Act (an "Affiliate," or, collectively, "Affiliates"), of the Company or the Subsidiary, on the other hand, including, without limitation, management agreements and loans to or by the Company or the Subsidiary from or to any of such persons. Except as disclosed in Schedule 3.22, since January 1, 1995, none of the officers or directors of the Company or the Subsidiary, or any spouse or immediate relative of any of such persons, has been a director or officer of, or has had any direct interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer or sales agent of the Company or the Subsidiary or has competed with or been engaged in any business of the kind being conducted by the Company or the Subsidiary. Except as disclosed in Schedule 3.22, no Affiliate of the Company or the Subsidiary owns or has any rights in or to any of the assets, properties or rights used by the Company or the Subsidiary in its ordinary course of business.

          III.23  Compliance with Law.  Except as set forth in Schedule 3.33 and
                  -------------------
except with respect to environmental matters which are covered exclusively by

Section 3.14, the operations of the Company and the Subsidiary are being conducted in accordance with all franchising and other applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and the Subsidiary and their assets, properties and operations, except where non-compliance with such laws, regulations, orders and other requirements would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Schedule 3.23 and except with respect to environmental matters which are covered exclusively by Section 3.14, neither the Company nor the Subsidiary has received notice within the past year of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or the Subsidiary or any of their assets, properties or operations, except for such violations or defaults that do not have a Material Adverse Effect.

          III.24  Fees and Commissions.  No broker, finder or other person is
                  --------------------
entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Company or the Subsidiary. Schedule 3.24 sets forth a complete and accurate list of all transaction expenses (including management or other fees payable to the Sellers or their respective Affiliates pursuant to any Affiliate Arrangement) previously or to be paid or reimbursed by the Company or the Subsidiary on their own behalf or on the behalf of the Sellers in connection with the transactions contemplated by this Agreement (the "Company Transaction Expenses").

          III.25  Representations of the Sellers. Each Seller represents
                  ------------------------------
severally and not jointly that:

          (a) Such Seller has all requisite power and authority to own and to dispose of the Company Securities owned by such Seller.

          (b) The number of shares and/or principal amount of the Company Securities owned by such Seller as of the date of this Agreement is set forth beside the name of such Seller on Annex A hereto. Except as set forth on
Schedule 3.25(b), such Seller owns his respective Company Securities, free and clear of any Liens, and at the Closing, Buyer will acquire good, valid and marketable title to the Company Securities owned by such Seller, free and clear of any Liens.

          (c) Such Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to sell to Buyer such Seller's Company Securities. This Agreement has been duly and validly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding agreement of Buyer, the Company and each other Seller, constitutes a valid and binding agreement of such Seller, enforceable against such

Seller in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (d) Neither the execution and delivery of this Agreement by such Seller nor the sale by such Seller of the Company Securities owned by such Seller pursuant to this Agreement at the Closing will (i) conflict with or result in any breach of (with or without notice or lapse of time, or both) any provision of the Certificate of Incorporation, By-Laws or similar governing documents of such Seller which is not a natural person, (ii) except for filings required under the HSR Act, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by such Seller, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect, (iii) result in a violation of or default under (with or without notice or lapse of time, or both) or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller is a party or by which such Seller or any of its assets may be bound, except for such defaults or rights of termination, cancellation or acceleration or Liens as to which requisite waivers or consents have been obtained or which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or any of its assets, which violation would reasonably be expected to have a Material Adverse Effect.

          (e) No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by such Seller.


                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to the Sellers as follows:

          IV.1  Organization.  Buyer is a corporation duly organized, validly
                ------------
existing and in good standing under the laws of the State of Delaware. Buyer has heretofore delivered to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Buyer as currently in effect.

          IV.2  Authority Relative to this Agreement.  Buyer has full
                ------------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding agreement of the Sellers, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          IV.3  Consents and Approvals; No Violation.  (a)  Except as set forth
                ------------------------------------
in Schedule 4.3, neither the execution and delivery of this Agreement by Buyer nor the purchase by Buyer of the Company Securities pursuant to this Agreement will (i) conflict with or result in any breach of (with or without notice or lapse of time, or both) any provision of the Articles of Incorporation or By-Laws of Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority,
(iii) result in a violation of or default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, except for such defaults or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

          (b) Except as set forth in Schedule 4.3, and except for the filings by the Sellers and Buyer required by the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

          IV.4  Acquisition of Stock for Investment. Buyer is acquiring the
                -----------------------------------
Company Securities for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Company Securities. Buyer agrees that the Company Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

          IV.5  Financing.  Buyer has provided to the Company and the Seller
                ---------
accurate information as to its plans to obtain the Financing.

          IV.6  Fees and Commissions.  Buyer represents and warrants that no
                --------------------
broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Buyer.

          IV.7  Knowledge of Inaccuracies.  Buyer represents and warrants that
                -------------------------
as of the date of this Agreement it has no actual knowledge that any of the representations or warranties of the Company, the Subsidiary or any of the Sellers in this Agreement are inaccurate or that any of such parties are in breach of any agreement or covenant contained in this Agreement.


                                   ARTICLE V

                           COVENANTS OF THE PARTIES
                           ------------------------

          V.1   HSR Act Compliance.  The parties shall resist vigorously
                ------------------
(including, without limitation, the institution or defense of legal proceedings) any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein. The costs and expenses of compliance with this
Section 5.1 shall be borne by the Company, in the case of costs and expenses of the Company or the Sellers, or by Buyer, in the case of costs and expenses of Buyer, except that 50% of the fees previously paid in connection with the notifications required to be filed in connection with the HSR Act shall be reimbursed by the Company.

          V.2  Conduct of Business of the Company. Except as described in
               ----------------------------------
Schedule 5.2, during the period from the date of this Agreement to the Closing Date, the Company will conduct its business and operations according to its ordinary course of business consistent with past practice and will cause the Subsidiary to conduct its business and operations according to its ordinary course of business consistent with past practice and to keep its retail operations substantially intact. The Company will cause the Subsidiary to maintain in inventory, at all times prior to the Closing Date, quantities of raw materials and other supplies and materials sufficient to allow Buyer to continue and operate the business of the Subsidiary, after the Closing Date, free from any shortage of such items (assuming Buyer continues to purchase such items after the Closing Date in the ordinary course of business consistent with past practice). The Company will use commercially reasonable efforts to preserve intact the business organization of the Subsidiary and its goodwill, and keep available the services of its present officers and key employees, and preserve intact the business relationships with suppliers, customers and others having a business relationship with the Subsidiary or the Company, and will also maintain its present relationship in all material respects with the Subsidiary and the Company. Without limiting the generality of the foregoing, and, except as contemplated in this Agree-ment or as described in Schedule 5.2, prior to the Closing Date, without the prior written consent of Buyer, the Company will not, and will not permit the Subsidiary to:

               (a) make any change in its Certificate of Incorporation or By-Laws, issue any additional shares of capital stock or equity security or grant any option, warrant, or right to acquire any capital stock or equity securities, or issue any security convertible into or exchangeable for its capital stock, or alter any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock;

               (b) (i) create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, that the Subsidiary and the Company may endorse
                   --------
     negotiable in-
     struments in the ordinary course of business consistent with past practice;

               (c) sell, franchise, move or close any of its stores or make any other sale, assignment, transfer, abandonment or other conveyance of any of its assets having a fair market value in excess of $50,000 or any material part thereof, except transactions pursuant to existing contracts set forth in the Schedules and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

               (d) subject any of its assets, or any part thereof, to any Lien, or suffer such to be imposed, except for Permitted Exceptions and such Liens as may arise in the ordinary course of business consistent with past practice which will not, individually or in the aggregate, have a Material Adverse Effect;

               (e) acquire any assets, raw materials or properties, or enter into any other transaction in an amount in excess of $10,000 individually or $25,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

               (f) (i) increase the rate or terms of compensation payable or to become payable by the Subsidiary or the Company to its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases); or (ii) increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees;

               (g) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) relating to the business, operations or financial condition of the Subsidiary or the Company other than in the ordinary course of business consistent with past practice;

               (h) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

               (i) make any change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP, or write-down the value of any inventory or write-off as uncollectible any accounts receivable, except in the ordinary course of business consistent with past practice;

               (j) settle, release or forgive any claim or litigation or waive any right involving an amount greater than $50,000;

               (k) amend in any material respect or terminate any of the agreements identified in Schedule 3.17 other than in the ordinary course of business consistent with past practice;

               (l) commence actual construction of any new facilities other than those identified on Schedule 5.2;

               (m) engage in any activity which would cause a material change in the regulatory status of the Subsidiary or the Company which would be reasonably expected to have a Material Adverse Effect; or

               (n)  commit itself to do any of the foregoing in any manner.

          V.3  Access to Information.
               ---------------------

          (a) Between the date of this Agreement and the Closing Date, the Company will and will cause the Subsidiary to, during ordinary business hours and upon reasonable notice, (i) give Buyer and its accountants, counsel, environmental consultants, financial advisors and other authorized representatives (the "Buyer Representatives") reasonable access to all books, records, plants, offices and other facilities and properties of the Company to which Buyer is permitted access by law, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (iii) cause its officers and advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Subsidiary and the Company as Buyer may from time to time reasonably request, (iv) cause its officers and advisors to furnish Buyer a copy of each report, schedule or other document filed with or received by them from the SEC with respect to the Subsidiary and the Company; provided, however, that (A) any
                                                --------  -------
such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Subsidiary and the Company, (B) the Subsidiary and the Company shall not be required to take any action which would constitute a waiver of the attorney-client privilege, and (C) the Subsidiary and the Company need not supply Buyer with any information which the Subsidiary or the Company, as the case may be, is under a legal obligation not to supply.

          (b) All information furnished to or obtained by Buyer and the Buyer Representatives pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement, dated May 10, 1997, between the Company and Buyer (the "Confidentiality Agreement") and shall be treated as "Information" (as defined in the Confidentiality Agreement). In the event that this Agreement shall be terminated without the Closing having occurred, Buyer agrees that for a period of one year from the date of this Agreement it will not use "Information" (as defined in the Confidentiality Agreement) to compete with the Company's franchisees to obtain lease renewals in the malls where the Company's franchised stores are presently located as of the date of this Agreement.
           ---------

          V.4  Insurance.  The Company shall keep, and shall cause the
               ---------
Subsidiary to keep, all insurance policies set forth on Schedule 3.13, or replacements therefor with reputable firms and providing no lesser coverage (in amount or scope), in full force and effect through the close of business on the Closing Date.

          V.5  WARN Act.  To the extent required by law, the Company shall cause
               --------
the Subsidiary to timely give any required notices under the WARN Act relating to any "plant closing" or "mass layoff" (as those terms are defined in WARN) arising prior to the Closing.

          V.6  Expenses. Except as specifically provided in this Agreement,
               --------
whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. The Company shall be liable for the legal, accounting and professional fees of the Sellers specified on Schedule 5.6 hereto.

          V.7  Further Assurances. Subject to the terms and conditions of this
               ------------------
Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of Company Common Stock pursuant to this Agreement. From time to time after the date hereof, without further consideration, the Sellers will, at Buyer's expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Company Securities. From time to time after the date hereof, without further consideration, Buyer will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order more effectively to consummate the sale of the Company Securities pursuant to this Agreement.

          V.8  Public Statements.  The parties shall consult with each other
               -----------------
prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Information" (as defined in the Confidentiality Agreement).

          V.9  Consents and Approvals.
               ----------------------

          (a) The Company and Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary permits, consents, ap-provals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary Environmental Permits, Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company or Buyer or any of its subsidiaries is a party or by which any of them is bound. Without limiting the foregoing, the Company shall cooperate with Buyer in connection with Buyer's efforts to obtain the Financing and to successfully complete the Senior Note Tender Offer (as hereinafter defined), such cooperation to include without limitation (i) facilitating due diligence investigations by potential financing sources, (ii) assuring cooperation by the Company's and the Subsidiary's independent accountants in any audit of the Company's and the Subsidiary's, financial statements by Arthur Andersen LLP and providing customary consents, comfort letters and access to work papers, and
(iii) executing and delivering any required supplemental indenture and other documents in connection with the Financing and the Senior Note Tender Offer.

          (b) The Sellers shall have the right but not the obligation to review and approve in advance all characterizations of the information relating to the Subsidiary and the Company, and each of the Sellers and Buyer shall have the right but not the obligation to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, which appear in any filing made in connection with the transactions contemplated hereby or in the Offering Memorandum relating to the Financing. The Sellers and Buyer agree that they will consult with each other with respect to the obtaining of all such necessary Environmental Permits, consents, approvals and authorizations of all third parties and governmental bodies. The Sellers and Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise), relating to this Agreement and the transactions contemplated hereby, on behalf of the Sellers, the Subsidiary or the Company, on the one hand, and Buyer, on the other hand, with all governmental bodies.

          (c) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Federal, State or local governmental authority or agency or any third party in connection with any Federal, State, or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

          V.10  Sales and Transfer Taxes. All securities and other transfer
                ------------------------
taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company. Buyer will file all necessary tax returns and other documentation with respect to all such transfer taxes, and, if required by applicable law, the Sellers will join in the execution of any such tax returns or other documentation, subject to their reasonable prior review thereof and opportunity to comment thereon.

          V.11  Supplemental Information. From time to time prior to the Closing
                ------------------------
Date and upon becoming aware of any such matter, condition or occurrence, the Company and the Subsidiary will promptly disclose to Buyer, and Buyer will promptly disclose to the Company, (i) any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement, (ii) any matter, condition, occurrence or knowledge which, if existing or occurring at the date of this Agreement, would have been required to be excepted from any representation and warranty contained herein in order for such representation or warranty to be true and correct on the date hereof or otherwise set forth or described in the respective Schedule or (iii) any breach of any covenant or agreement contained in this Agreement of which such party has knowledge.

          V.12  Employees.  Buyer agrees that it will cause the Subsidiary to
                ---------
honor the agreements and arrangements with its employees that are identified in
Schedule 3.16. Notwithstanding the foregoing, it is understood that nothing in this Agreement shall prohibit or restrict Buyer from terminating the employment of any of the Subsidiary's employees, changing compensation levels or other terms and conditions of employment (other than service credit for past employment with the Subsidiary) subsequent to the Closing Date, subject to the obligations of Buyer and the Subsidiary with respect to the items identified on Schedule 3.16. Nothing in this Section 5.12, express or implied, is intended to confer or shall confer upon any of the Subsidiary's employees or former employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.


                                  ARTICLE VI

                              CLOSING CONDITIONS
                              ------------------

          VI.1  Conditions to Each Party's Obligations to Effect the
                ----------------------------------------------------
Transactions Contemplated Hereby. The respective obligations of each party to
--------------------------------
effect the transactions contemplated hereby shall be subject to no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby having been issued and remaining in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no statute, rule or regulation having been enacted by any Federal, State, or local governmental agency in the United States which prohibits the consummation of the transactions contemplated hereby.

          VI.2  Conditions to Obligations of Buyer.
                ----------------------------------

          (a) The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following additional conditions:

               (i)   Buyer shall have entered into the Financing Agreements;

               (ii) Buyer shall have received binding and irrevocable tenders and consents from the holders of not less than 75% of the Subsidiary's outstanding 10f% Senior Secured Notes due 2001 (the "Senior Notes") to sell their Senior Notes to Buyer and to consent to such amendments to or waivers under the Indenture under which the Senior Notes were issued as Buyer determines are necessary to facilitate the Financing (such tender offer and consent solicitation, collectively, the "Senior Note Tender Offer");

               (iii) Buyer shall received executed Settlement Agreement and Releases in the form of Annex B hereto from franchisees of the Subsidiary and related investors accounting for at least 80% of the Subsidiary's franchisees, excluding for such purposes the franchisees owned or controlled by any of the Sellers or other significant franchisees that have already been received;

               (iv) the Company shall have provided to Buyer the information necessary to permit the calculation of any adjustments pursuant to Section 1.2(b);

               (v) the Company shall have provided evidence reasonably satisfactory to Buyer that all of the Warrants have been cancelled consistent with Section 1.5 and that the Affiliate Arrangements identified on Schedule 6.2(a)(v) other than the Franchise Agreements for franchisees in which Mr. Karp is an investor, as amended in accordance with Annex B hereto, have been terminated effective not later than the Closing Date with no additional amounts payable thereunder by the Company or the Subsidiary; and

               (vi) the Company and the Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it or them at or prior to the Closing Date, the representations and warranties of the Company and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Pre-Closing Date as though made at and as of the Pre-Closing Date, there shall not have occurred and be continuing a Material Adverse Effect, and Buyer shall have received a certificate to the foregoing effect signed by an authorized officer of the Company.

          (b) The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (i) the delivery to it of the Escrowed Seller Documents and the Escrowed Company Documents; and

          (ii) the Company and the Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it or them at or prior to the Closing Date.

          VI.3  Conditions to Obligations of the Sellers.
                ----------------------------------------

The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Pre-Closing Date of the following additional conditions:

          (a) Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed at or prior to the Pre-Closing Date; and

          (b) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Company and the Sellers the Sellers shall have received a certificate to that effect signed by an authorized officer of Buyer.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT
                          ---------------------------

          VII.1  Termination.
                 -----------

          (a) This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of Buyer, the Company and the Sellers.

          (b) This Agreement may be terminated by the Company, Buyer or the Sellers if the transactions contemplated hereby shall not have been consummated on or before August 24, 1998; provided that the right to terminate this
                              --------
Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

          (c) This Agreement may be terminated by either the Company or Buyer if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

          (d) This Agreement may be terminated by Buyer if there has been a material violation or breach by the Company or the Sellers of any agreement, representation or warranty contained in this Agreement which has rendered the satis-faction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer.

          (e) This Agreement may be terminated by the Company or the Sellers if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers impossible and such violation or breach has not been waived by the Sellers.

          VII.2  Procedure and Effect of Termination.  In the event of
                 -----------------------------------
termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) none of the parties hereto nor any of their respective directors, officers or affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective directors, officers or affiliates, as the case may be, pursuant to this Agreement, except for liability for any breach of this Agreement and except in each case as stated in this Section 7.2 and in Sections 5.3(b), 5.6 and 5.8; provided, that the sole
                          --------
     recourse of Buyer with respect to any such liability arising out of this
     Section 7.2(a) shall be to assert a claim against the Company (which shall be responsible for any breaches by the Company or by the Sellers) and not the Sellers; and

               (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

                                 ARTICLE VIII

                                INDEMNIFICATION
                                ---------------

          VIII.1  Coverage.  Each of the Sellers, severally, but not jointly,
                  --------
shall indemnify, defend and hold harmless Buyer from all damages, liabilities, losses, costs, expenses (including all reasonable fees), claim or cause of action ("Losses") arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any breach of representation and warranty as to such Seller in Section 3.25.

          VIII.2  Limitation of Liability.  Any Seller's liability with respect
                  -----------------------
to indemnification in Section 8.1 shall be limited to that portion of the cash purchase price received for Company Securities sold by such Seller.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS
                           ------------------------

          IX.1  Amendment and Modification.  Subject to applicable law, this
                --------------------------
Agreement may be amended, modified or supplemented only by written agreement of the Company, the Sellers and Buyer.

          IX.2  Waiver of Compliance; Consents.  Except as otherwise provided in
                ------------------------------
this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          IX.3  No Survival of Representations and Warranties.  Each and every
                ---------------------------------------------
representation and warranty contained in this Agreement and each and every covenant contained in this Agreement (other than the covenants in Section 5.3(b), 5.6, 5.8 and 5.12 and the representations and warranties in Section 3.25) shall expire with, and be terminated and extinguished by, (i) the consummation of the sale of the Company Securities pursuant to this Agreement and shall not survive the Closing Date, or (ii) the termination of this Agreement pursuant to Section 7.1 or otherwise.

          IX.4  Notices.  All notices and other communications hereunder shall
                -------
be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice; provided that notices of a change of address
                                   --------
shall be effective only upon receipt thereof):

          (a   If to Buyer, to:
                  Mrs. Fields' Original Cookies, Inc.
                  2855 East Cottonwood Parkway, Suite 400
                  Salt Lake City, Utah 84121
                  facsimile no.: (801) 736-5943

                  Attention: Mr. Larry A. Hodges

                  with copies to:

                  Mrs. Fields' Original Cookies, Inc.
                  2855 East Cottonwood Parkway, Suite 400
                  Salt Lake City, Utah  84121
                  facsimile no.: (801) 736-5943

                  Attention: Legal Department

                  Capricorn Management, G.P.
                  30 East Elm Street
                  Greenwich, Connecticut 06830
                  facsimile no.: (203) 861-6671

                  Attention: Mr. Herbert S. Winokur, Jr.

                            and

                  Skadden, Arps, Slate, Meagher

                  & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  facsimile no.:  (212) 735-2000

                  Attention: Randall H. Doud, Esq.

          (b)  if to the Company or the Sellers, to:

                  Cookies USA, Inc.
                  c/o The Jordan Company
                  9 West 57th Street, Suite 4000
                  New York, New York 10019
                  facsimile no.: (212) 755-5263

                  Attention: Mr. Adam Max

                  with copies to:

                  Mayer Brown & Platt
                  1675 Broadway
                  New York, New York 10019-5820
                  facsimile no.: (212) 262-1910

                  Attention: Martin J. Collins, Esq., and

                  Michael Coles
                  2450 Kirk Lane
                  Kennesaw, Georgia 30144, and

                  Arthur S. Karp
                  7902 Sanderling Road
                  Sarasota, Florida 34242

          IX.5  Assignment.  This Agreement and all of the provisions hereof
                ----------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except to the extent specifically provided in Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

          IX.6  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          IX.7  Counterparts.  This Agreement may be executed in two
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IX.8  Interpretation.  The article and section headings contained in
                --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to Schedules are to the Disclosure Schedule delivered by the Company to Buyer as of the date of this Agreement, as they may be amended pursuant to Section 5.11 subject to Buyer's rights under Section 7.1(d). As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. As used in this Agreement, the term "Permitted Exceptions" shall mean and include
(i) those exceptions to title to the properties and assets of the Company listed in Schedule 3.11; (ii) all exceptions, restrictions, easements, rights of way and encumbrances set forth in title reports or title insurance binders which have been made available to Buyer; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Company Balance Sheet or which are otherwise reflected in the Company Balance Sheet or disclosed in the notes thereto; (iv) mortgages, liens, pledges, charges, encumbrances and restrictions incurred in connection with the Company's purchase of properties and assets after the date of the Company Balance Sheet securing all or a portion of the purchase price therefor; (v) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vi) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company; (vii) zoning, entitlement and other land use and environmental regulations by governmental authorities and
(viii) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materi-ally detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby that is material to the business, operations or financial condition of the Company or which relate to properties that are not material to the Company and do not, in the aggregate have a Material Adverse Effect. As used in this Agreement, the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person.

          IX.9  Entire Agreement.  This Agreement, including the documents,
                ----------------
Schedules, certificates and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

          IN WITNESS WHEREOF, the Company, the Sellers and Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.


                          MRS. FIELDS' ORIGINAL COOKIES,
                           INC.

                          By /s/ Larry A. Hodges
                             -------------------------------
                             Name: Larry A. Hodges
                             Title: CEO

                          COOKIES USA, INC.

                          By /s/ Adam E. Max
                             Name: Adam E. Max
                             Title: VP

                          THE SELLERS:

                          LEUCADIA INVESTORS, INC.

                          By /s/ Joseph A. Orlardo
                             Name: Joseph A. Orlardo
                             Title: Vice President

                          JOHN W. JORDAN, II REVOCABLE TRUST

                          By /s/ John W. Jordan
                             Name: John W. Jordan
                             Title:

                       UNIVERSITY OF NOTRE DAME/THE JOHN
                       W. JORDAN II FUND

                       By: /s/ E. William Beauchamze
                       Name: E. William Beauchamze
                       Title: EVP

                       /s/ David W. Zalaznick
                       -------------------------------
                       David W. Zalaznick

                       /s/ Johnathan F. Boucher
                       -------------------------------
                       Johnathan F. Boucher

                       /s/ John R. Lowden
                       -------------------------------
                       John R. Lowden


                       DELEWARE CHARTER GUARANTEE & TRUST
                       CO. F/B/O JOHN R. LOWDEN

                       By: /s/ John R. Lowden
                       Name: John R. Lowden
                       Title: Trustee

                       /s/ Adam E. Max
                       ---------------
                       Adam E. Max

                       /s/ John M. Camp
                       -------------------------------
                       John M. Camp

                       JOHN M. CAMP III, PROFIT SHARING PLAN, 1/1/88, JOHN M. CAMP III, TRUSTEE

                       By /s/ John M. Camp
                       Name: John M. Camp
                       Title: Trustee

                       /s/ A. Richard Caputo, Jr.
                       -------------------------------
                       A. Richard Caputo, Jr.

                       JAMES E. JORDAN, JR. PROFIT SHARING PLAN & TRUST

                       By /s/ James E. Jordan, Jr.
                       Name: James E. Jordan, Jr.
                       Title: Trustee

                       PAUL RODZEVIK PROFIT SHARING PLAN & TRUST

                       By /s/ Paul Rodzevik
                       Name: Paul Rodzedvik
                       Title: Trustee

                       /s/ Thomas H. Quinn
                       -------------------------------
                       Thomas H. Quinn
                       JII PARTNERS

                       By /s/ Thomas H. Quinn
                       Name: Thomas H. Quinn
                       Title:

                       MCIT (EXISTING POOL) LIMITED

                       By /s/ James E. Jordan
                       Name: James E. Jordan
                       Title: Director

                       COOKIES USA PARTNERS, L.P.

                       By Jefferies & Company, Inc. Its General Partner

                       By /s/ Jerry M. Gluck
                       Name: Jerry M. Gluck
                       Title: Executive Vice President

                       /s/ Michael J. Coles
                       -------------------------------
                       Michael J. Coles

                       /s/ Arthur S. Karp
                       -------------------------------
                       Arthur S. Karp

                       GEORGIA COOKIES, INC.

                       By /s/ Arthur S. Karp
                       Name: Arthur S. Karp
                       Title: President

                       THE ARTHUR S. KARP FAMILY FOUNDATION, INC.

                       By /s/Arthur S. Karp
                       Name: Arthur S. Karp
                       Title: Chair

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I    SALE OF STOCK AND TERMS OF PAYMENT............................   2
      1.1  The Sale........................................................   2
      1.2  Consideration...................................................   3
      1.3  The Sellers' Releases...........................................   5
      1.4  Other Matters...................................................   6
      1.5  Warrants........................................................   8

ARTICLE II   THE PRE-CLOSING AND CLOSING...................................   8
      2.1  Time and Place of Pre-Closing and Closing.......................   8
      2.2  Deliveries by the Sellers and the Company.......................  10
      2.3  Deliveries by Buyer.............................................  12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANYAND THE SELLERS..  12
      3.1  Organization; Qualification.....................................  13
      3.2  The Company's Capitalization....................................  14
      3.3  Title to Stock..................................................  16
      3.4  Authority Relative to this Agreement............................  16
      3.5  Subsidiaries and Equity Investments; Affiliates.................  17
      3.6  Consents and Approvals; No Violation............................  17
      3.7  Reports.........................................................  19
      3.8  Financial Statements............................................  20
      3.9  Undisclosed Liabilities.........................................  22
      3.10  Absence of Certain Changes or Events...........................  23
      3.11  Personal Property..............................................  25
      3.12  Real Property..................................................  26
      3.13  Insurance......................................................  28
      3.14  Environmental Matters..........................................  29
      3.15  Labor Matters..................................................  33
      3.16  ERISA; Benefit Plans...........................................  34
      3.17  Certain Contracts and Arrangements.............................  40
      3.18  Intellectual Property..........................................  42

                                     lxxvi

      3.19  Customers, Suppliers and Competitors.......................... 44
      3.20  Legal Proceedings, etc........................................ 44
      3.21  Tax Matters................................................... 45

      3.22  Arrangements with Directors, Officers
            and Affiliates................................................ 48
      3.23  Compliance with Law........................................... 49
      3.24  Fees and Commissions.......................................... 50
      3.25  Representations of the Sellers................................ 50

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER........................ 53

      4.1  Organization................................................... 53
      4.2  Authority Relative to this Agreement........................... 53
      4.3  Consents and Approvals; No Violation........................... 54
      4.4  Acquisition of Stock for Investment............................ 56
      4.5  Financing...................................................... 56
      4.6  Fees and Commissions........................................... 56
      4.7  Knowledge of Inaccuracies...................................... 56

ARTICLE V COVENANTS OF THE PARTIES........................................ 57
      5.1  HSR Act Compliance............................................. 57
      5.2  Conduct of Business of the Company............................. 57
      5.3  Access to Information.......................................... 63
      5.4  Insurance...................................................... 64
      5.5  WARN Act....................................................... 65
      5.6  Expenses....................................................... 65
      5.7  Further Assurances............................................. 65
      5.8  Public Statements.............................................. 66
      5.9  Consents and Approvals......................................... 67
      5.10  Sales and Transfer Taxes...................................... 69
      5.11  Supplemental Information...................................... 70
      5.12  Employees..................................................... 70

ARTICLE VI CLOSING CONDITIONS............................................. 71
      6.1  Conditions to Each Party's Obligations to
           Effect the Transactions Contemplated Hereby.................... 71
      6.2  Conditions to Obligations of Buyer............................. 72
      6.3  Conditions to Obligations of the Sellers....................... 74

                                    lxxvii

ARTICLE VII TERMINATION AND ABANDONMENT................................... 75
      7.1  Termination.................................................... 75
      7.2  Procedure and Effect of Termination............................ 77

ARTICLE VIIIINDEMNIFICATION............................................... 78
      8.1  Coverage....................................................... 78
      8.2  Limitation of Liability........................................ 78

ARTICLE IXMISCELLANEOUS PROVISIONS........................................ 79
      9.1  Amendment and Modification..................................... 79
      9.2  Waiver of Compliance; Consents................................. 79
      9.3  No Survival of Representations and Warranties.................. 79
      9.4  Notices........................................................ 80
      9.5  Assignment..................................................... 81
      9.6  Governing Law.................................................. 82
      9.7  Counterparts................................................... 82
      9.8  Interpretation................................................. 82
      9.9  Entire Agreement............................................... 84

                                    lxxviii